UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2007

LBI MEDIA HOLDINGS, INC.

LBI MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware

California

(State or other jurisdiction of incorporation)

333-110122	05-0584918
333-100330	95-4668901
(Commission File Number)	(IRS Employer Identification No.)

1845 West Empire Avenue Burbank, California	91504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 563-5722

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.1e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement

8 1/2% Senior Subordinated Notes due 2017

On July 23, 2007, LBI Media, Inc. (the “Company”), a wholly owned subsidiary of LBI Media Holdings, Inc. (“Holdings”), issued approximately $228.8 million aggregate principal amount of 8 1/2% Senior Subordinated Notes due 2017 (“New Notes”). The New Notes were sold at 98.350% of the principal amount, resulting in gross proceeds of approximately $225.0 million and net proceeds of approximately $221.6 million after certain transaction costs.

The New Notes are general unsecured senior subordinated obligations and will rank junior to the Company’s existing and future senior indebtedness, senior to the Company’s subordinated indebtedness and equally with the Company’s other senior subordinated indebtedness. The Company’s obligations under the New Notes will be fully and unconditionally guaranteed on a senior subordinated basis by each of the Company’s domestic subsidiaries.

The New Notes will begin to accrue interest at a rate of 8.5% per annum from the date of issuance and will be payable semiannually on February 1 and August 1 of each year, commencing on February 1, 2008. The New Notes will mature on August 1, 2017.

The New Notes were issued pursuant to an Indenture, dated as of July 23, 2007 (the “Indenture”), among the Company, the subsidiaries of the Company party thereto, and U.S. Bank National Association, as trustee. A copy of the Indenture is included as Exhibit 4.1 to this Form 8-K and is incorporated herein by reference.

Prior to August 1, 2012, the Company may redeem some or all of the New Notes at a redemption price equal to the “make whole” amount set forth in the Indenture. On or after August 1, 2012, the Company may redeem the New Notes at certain specified redemption prices set forth in the Indenture . The Company may also redeem up to 35% of the New Notes with the net proceeds of certain equity offerings completed on or prior to August 1, 2010 at redemption prices set forth in the Indenture.

Upon a change in control, unless the Company has exercised its right to redeem the New Notes pursuant to the prior paragraph, holders of the New Notes may require the Company to purchase for cash all or a portion of the New Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest.

The New Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Holders of the New Notes will not have the benefit of exchange or registration rights.

The Indenture limits, among other things, the Company’s and its subsidiaries’ ability to, subject to certain exceptions:

•	incur or guarantee additional indebtedness and issue certain preferred stock,

•	pay dividends or distributions on, or redeem or repurchase, capital stock,

•	make certain investments,

•	incur liens,

•	enter into or engage in certain transactions with its affiliates,

•	transfer or sell assets,

•	consolidate, merge or transfer all or substantially all of its assets, and

•	engage in certain businesses or activities.

The Indenture also prohibits the incurrence of certain indebtedness the proceeds of which would be used to repay, redeem, repurchase or refinance any of the 11% Senior Discount Notes due 2013 (the “Discount Notes”) issued by Holdings earlier than one year prior to the stated maturity of the Discount Notes unless such Indebtedness is (i) unsecured, and (ii) pari passu or junior in right of payment to any outstanding subordinated indebtedness of the Company, and (iii) otherwise permitted to be incurred under the Indenture.

The Indenture provides for customary events of default, which include (subject in certain instances to cure periods and dollar thresholds): nonpayment of principal, interest and premium, if any, on the New Notes, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness, a failure to pay certain judgments and certain events of bankruptcy, insolvency and reorganization. The New Notes will become due and payable immediately without further action or notice upon an event of default arising from certain events of bankruptcy or insolvency with respect to the Company and certain of its subsidiaries. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable immediately.

Second Amendment to Amended and Restated Credit Agreement

In connection with the issuance and sale of the New Notes and the redemption of the Old Notes (as described in “Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement” below), the Company amended its senior revolving credit agreement pursuant to a Second Amendment to Amended and Restated Credit Agreement, dated as of July 23, 2007 (the “Second Amendment”), by and among the Company, the guarantors party thereto, the lenders party thereto, Credit Suisse Cayman Islands Branch, as administrative agent, and Credit Suisse, Cayman Islands Branch, as collateral agent. The Second Amendment amends certain provisions of the senior revolving credit agreement to permit the redemption of the Old Notes (as discussed below in Item 2.04) and related transactions thereto. The Second Amendment prohibits the incurrence of certain indebtedness the proceeds of which would be used to repay, redeem, repurchase or refinance any of the Discount Notes issued by Holdings earlier than one year prior to the stated maturity of the Discount Notes unless such Indebtedness is (i) unsecured, (ii) pari passu or junior in right of payment to any outstanding subordinated indebtedness of the Company, and (iii) otherwise permitted to be incurred under the senior revolving credit agreement. The Second Amendment also, among other things, eliminates the requirement to maintain a minimum interest coverage ratio and a maximum total leverage ratio, removes the limitation on capital expenditures permitted annually, and adds a requirement to maintain a maximum senior secured leverage ratio. A copy of the Second Amendment is included as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

The foregoing descriptions of each of the Indenture and Second Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of those documents.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registration.

See “Item 1.01 Entry into a Material Definitive Agreement—8 1/2% Senior Subordinated Notes due 2017” above, the contents of which are incorporated herein by reference in their entirety.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 23, 2007, the Company requested U.S. Bank National Association, as trustee (the “Trustee”), to notify the holders of its 10 1/8% Senior Subordinated Notes due 2012 (the “Old Notes”) that the Company has elected to redeem all of the outstanding Old Notes on August 22, 2007 (the “Redemption Date”) at a redemption price of 105.0625% of the outstanding principal amount, plus accrued and unpaid interest to the Redemption Date (the “Redemption Amount”). The redemption of the Old Notes is in accordance with terms of the indenture dated as of July 9, 2002 (as supplemented from time to time), among the Company, the guarantors party thereto and the Trustee. The redemption notice to the trustee is irrevocable by the Company.

As of July 23, 2007, the aggregate principal amount of the remaining Old Notes outstanding was $150.0 million. The total payment, as of the Redemption Date, will be approximately $159.2 million, or $1,061.04 per $1,000 Old Note. The Old Notes will cease to be outstanding and no further interest will accrue on the Old Notes on or after the Redemption Date.

On July 23, 2007, the Company fully funded the Redemption Amount into an irrevocable trust, the funds of which will be released to the holders of the Old Notes on the Redemption Date. As a result of the Company’s having notified the Trustee and holders of the Old Notes for redemption and having made the payment into an irrevocable trust for the benefit of such holders, as well as having satisfied certain other procedural requirements, the indenture relating to the Old Notes has been discharged and it is no longer in effect as to the Old Notes issued thereunder.

The Old Notes must be surrendered to U.S. Bank National Association, which is acting as paying agent, in accordance with the instructions on the notice of redemption to the holders of the Old Notes, which is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

4.1	Indenture dated as of July 23, 2007, by and among the Company, the subsidiaries of the Company party thereto, and U.S. Bank National Association, as trustee

10.1	Second Amendment to Amended and Restated Credit Agreement, dated as of July 23, 2007, by and among LBI Media, the guarantors party thereto, the lenders party thereto, Credit Suisse Cayman Islands Branch, as administrative agent, and Credit Suisse, Cayman Islands Branch, as collateral agent

99.1	Notice of Redemption to Holders of the 10 1/8% Senior Subordinated Notes due 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, LBI Media Holdings, Inc. and LBI Media, Inc. have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized, in the City of Burbank, State of California, on July 23, 2007.

LBI MEDIA HOLDINGS, INC. LBI MEDIA, INC.

By:	/s/ Lenard D. Liberman
Lenard D. Liberman
Executive Vice President,
Chief Financial Officer and Secretary